Filed pursuant to Rule 433

Registration No. 333-130932

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

November 27, 2007

	2007 Series C 5.10% Senior Notes Due 2012	2007 Series D 6.35% Senior Notes Due 2037

Issuer:	Virginia Electric and Power Company	Virginia Electric and Power Company

Principal Amount:	$600,000,000	$450,000,000

Expected Ratings (Moody’s/S&P/Fitch):	Baa1 (stable outlook)/BBB (positive outlook)/BBB+ (stable outlook)	Baa1 (stable outlook)/BBB (positive outlook)/BBB+ (stable outlook)

Trade Date:	November 27, 2007	November 27, 2007

Settlement Date (T+5):	December 4, 2007	December 4, 2007

Final Maturity Date:	November 30, 2012	November 30, 2037

Interest Payment Dates:	May 30 and November 30	May 30 and November 30

First Interest Payment Date:	May 30, 2008	May 30, 2008

Call Provisions:	Make Whole Call at T+ 25 bps	Make Whole Call at T+ 30 bps

Treasury Benchmark:	3 7/8% due October 31, 2012	4 3/4% due February 15, 2037

Benchmark Yield:	3.358%	4.367%

Spread to Benchmark:	+ 175 bps	+ 200 bps

Reoffer Yield:	5.108%	6.367%

Coupon:	5.10%	6.35%

Price to Public:	99.966%	99.775%

Proceeds to Company Before Expenses:	99.366%	98.900%

CUSIP/ISIN:	927804 FD1/US927804FD10	927804 FE9/US927804FE92

Joint Book-Running Managers:	Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. Incorporated; Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Goldman, Sachs & Co.	1-866-471-2526 (toll free)

Merrill Lynch, Pierce, Fenner & Smith Incorporated	1-866-500-5408 (toll free)

Morgan Stanley & Co. Incorporated	1-866-718-1649 (toll free)

Wachovia Capital Markets, LLC	1-866-289-1262 (toll free)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.